Exhibit 5.1

December 30, 2024

Rezolute, Inc.

275 Shoreline Drive, Suite 500

Redwood City, California 94065

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Rezolute, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) up to 14,450,000 shares of the Company’s common stock, par value $0.001 per share, that may be issued pursuant to the amended and restated Rezolute, Inc. 2021 Equity Incentive Plan (the “Plan Shares”), (ii) the registration of 275,000 shares of Common Stock of the Company issued pursuant to an inducement award of 275,000 stock options subject to time-based vesting which were granted by the Company to Daron Evans on January 23, 2024, as inducement to accept employment as the Chief Financial Officer of the Company (the “Evans Shares”), (iii) the registration of 150,000 shares of Common Stock of the Company issued pursuant to an inducement award of 150,000 stock options subject to time-based vesting which were granted by the Company to the Company’s Senior Vice President of Global Product Supply on November 30, 2024, as an inducement to accept employment (the “SVP Shares”), and (iv) 1,075,000 shares of Common Stock issuable upon the exercise of stock options, which were approved by the Compensation Committee of the Board of Directors of the Registrant and will be granted outside of the 2021 Plan but pursuant to the terms of the 2021 Plan as if such stock options were granted under the 2021 Plan, as inducement awards pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules (the “Inducement Pool Shares” and together with the Evans Shares and The Plan Shares, the “Shares”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plans and the respective award agreements as applicable, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Chapter 78 of the Nevada Revised Statutes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/

AWE/JKB